Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces Change to a Virtual Meeting Format for 2020 Annual General Meeting of Shareholders

Investor Relations Contact: Aimee Partin            404-724-4248

Media Relations Contact: Graham Galt                404-439-3070

Atlanta, April 24, 2020 — Invesco Ltd. (NYSE: IVZ) today announced that due to the public health impact of the COVID-19 pandemic and to support the health and well-being of the Company’s shareholders, employees, and community, the Company has changed the location of the 2020 Annual General Meeting of Shareholders of Invesco Ltd. The Annual General Meeting will be held over the Internet in a virtual meeting format only, with no in-person access. The date and time have not been changed, and the meeting will continue to be held on May 14, 2020 at 1:00 p.m., Eastern Time.

If you were a shareholder of record at the close of business on the record date of March 12, 2020, you are eligible to access, participate in and vote at the meeting. The items of business are the same as set forth in the meeting notice previously mailed or made available to you.

You may continue to submit your proxy in advance of the annual meeting via the Internet, by phone or by mail by following the instructions included on the original proxy card or notice of Internet availability previously distributed. Whether or not you plan to attend the Annual General Meeting, we urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials.

The meeting will be hosted at www.meetingcenter.io/286592080. The meeting will begin promptly at 1:00 p.m., Eastern Time and online access will open 15 minutes prior to allow time to log-in. All shareholders will need the password (IVZ2020) and their individual voter control number to log-in. For shareholders of record, the voter control number can be found on the proxy card or notice of Internet availability previously distributed to such holders. For additional information regarding how shareholders who hold shares through an intermediary, such as a bank or broker, may access, participate in and/or vote at the virtual Annual General Meeting, please refer to the Company’s supplemental proxy materials filed today with the Securities and Exchange Commission.

Invesco Ltd. Two Peachtree Pointe 1555 Peachtree Street, N.E. Atlanta, GA 30309 Telephone: 404 479 1095

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com.

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